The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Corporation and Subsidiaries Recognize
Promotions and Appointments

Cincinnati, January 31, 2025 – Cincinnati Financial Corporation (Nasdaq: CINF) announced today that on January 31, 2025, its U.S. subsidiary companies held their regular shareholder and board meetings, re-electing incumbent directors and appointing corporate officers.

In addition:
•Sean M. Givler, CIC, CRM, was promoted to executive vice president and elected to the board of The Cincinnati Life Insurance Company.
•Will Van Den Heuvel was promoted to executive vice president and elected to the board of the company’s insurance brokerage subsidiary, CSU Producer Resources Inc.
•Dawn S. Chapel, CPCU, RPLU+, AIM, AIS, CRIS, APA, ARe, ASLI, AU, was promoted to senior vice president – Excess & Surplus Lines, named an executive officer and elected to the boards of all property casualty insurance subsidiaries and the insurance brokerage.
•Scott A. Schuler was promoted to senior vice president – Personal Lines, named an executive officer and elected to the boards of all property casualty insurance subsidiaries.
•Chet H. Swisher was promoted to senior vice president – Commercial Lines, named an executive officer and elected to the boards of all standard market property casualty insurance subsidiaries.

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address: Street Address:
P.O. Box 145496 6200 South Gilmore Road
Cincinnati, Ohio 45250-5496 Fairfield, Ohio 45014-5141

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